Exhibit 99.1
News Release


For Immediate Release
---------------------

First Litchfield Financial Corporation Announces Earnings for September 30, 2006

Litchfield, Connecticut, November 9, 2006--First Litchfield Financial Corporation (NASDQ: FLFL) (the "Company"), the holding company for The First National Bank of Litchfield (the "Bank"), reported earnings for the nine (9) months and three (3) months ended September 30, 2006. Year-to-date net income for the nine months ended September 30, 2006 totaled $1,599,000, decreasing $1,273,000, or 44%, from 2005 earnings of $2,872,000 for the similar period. Basic and diluted net income per share for the nine-month period ended September 30, 2006 were $0.74 per share, compared to 2005 levels of $1.34 and $1.33 for basic and diluted net income per share, respectively.

Earnings for the third quarter of 2006 totaled $500,000, which is a decrease of $428,000, or 46%, from third quarter 2005 earnings of $928,000. Quarterly basic and diluted net income for the three months ended September 30, 2006 were $0.23 per share, compared to $0.43 per basic and diluted share for the same period in 2005.

Joseph J. Greco, the Company's President and Chief Executive Officer, stated, "During the third quarter, we experienced growth in loans and deposits. However, the interest rate environment compressed the Bank's net interest margin decreasing earnings as our cost of funds increased more quickly than loans and other assets repriced. In order to develop alternative funding sources, we are expanding the base from which we obtain deposits. We have invested in our future by expanding the Bank's branch network with the opening of three new branch facilities during 2006. Our Canton branch opened in February, New Milford opened in July, and this week we opened our full-service Torrington Hilltop branch."

Net interest income as of September 30, 2006 totaled $9,639,000, a decrease of 9%, or $998,000, from the first nine months of 2005. The net interest margin (net interest income divided by average earning assets) was 2.99% for the nine-month period ended September 30, 2005, which was a decline of 59 basis points from the margin of 3.58% for the nine months ended September 30, 2005. The decrease in the net interest margin was attributable to the increased cost of funds which rose at a faster rate than the yield on earning assets as a result of competitive market pricing for both deposits and loans.

Partially offsetting the decrease in net interest margin was increased interest income as a result of earning asset growth in the loan portfolio. During the first nine months of 2006, net loans increased $40 million or 17%. Loan growth was experienced in residential, commercial and construction mortgage products. Growth in residential mortgages reflected the popularity of fixed-rate 15- and 30-year mortgage products. Similarly, the growth in commercial mortgage products reflected the preference of the commercial customer towards longer-term mortgage financing as well as the Bank's emphasis on commercial lending in its new markets. Growth in construction mortgages resulted from the Bank's expertise and reputation in residential construction lending.

Deposits totaled $328 million as of September 30, 2006, increasing $50 million, or 18%, as compared to 2005 year-end levels, in response to the introduction of new deposit products as well as to the Bank's new branch facilities in nearby markets. Additionally, growth has been experienced in commercial deposits due to the focus on meeting the banking needs of commercial businesses.

Year-to-date noninterest income as of September 30, 2006 totaled $2.1 million, up 7% from the same period in 2005. Growth in trust fees and banking service charges and fee income were responsible for this increase. The increase in trust income resulted from the growth of fee income from investment management services. The Company's wealth management approach affords clients the benefit of local, personalized service, comprehensive financial solutions and access to investment management services. Increased income from banking service charges and fees reflects the increased fee income associated with deposit overdraft fees, cash management services, credit card interchange income, overdraft fees and loan referral fees.

Nine-month noninterest expense as of September 30, 2006 totaled $9,611,000, which was an increase of $1,255,000, or 15%, from the same period of 2005. The expansion of the Company's retail banking footprint into Canton and New Milford this year, as well as the opening of a full-service branch in Torrington, are the primary causes for the increases in salary, advertising, postage, equipment and occupancy expenses. Also, costs incurred for sales training, compliance and core processor due diligence advice contributed to increased noninterest expenses.

The First National Bank of Litchfield is a community bank operating full-service banking offices in Canton, Goshen, Litchfield, Marble Dale, New Milford, Roxbury, Washington and Torrington. The Bank maintains a full-service Trust department that offers asset management, custody and estate settlement services to individuals, non-profit and commercial customers. Additionally, the Bank offers nondeposit retail investment products such as mutual funds, annuities and insurance through its relationship with Infinex Investments, Inc. In October 2006, the Bank formed First Litchfield Leasing Corporation. This subsidiary will provide commercial credit in the form of lease financing and complement the Bank's array of commercial services. It is anticipated that the new subsidiary will be fully operational by 2007.

The Company's website address is www.fnbl.com.


                        (selected financial data follows)

                         First Litchfield Financial Corp

                      Selected Consolidated Financial Data
                                   (Unaudited)




Period end balance sheet data:                          September 30,
                                                   2006                2005
                                                   ----                ----

Total Assets                                   $506,927,000        $454,687,000
Loans, net                                      280,511,000         245,236,000
Investments                                     180,398,000         168,621,000
Deposits                                        328,195,000         285,755,000
Borrowings                                      148,965,000         134,534,000
Stockholders' equity                             27,127,000          25,687,000

Book value per share                                  12.61               12.04
Tangible book value per share                         12.61               12.04
Leverage capital ratio                                 7.83%               7.87%
Shares outstanding                                2,151,648           2,133,959

                                                      For the Three Months
                                                      Ended September 30,
                                                   2006                2005
                                                   ----                ----
Operating results:
Net interest income                            $  3,177,000        $  3,530,000
Total noninterest income                            736,000             756,000
Loan loss provision                                 105,000             109,000
Total noninterest expense                         3,231,000           2,913,000
Income before tax                                   577,000           1,263,000
Income tax expense                                   77,000             335,000
Net income                                          500,000             928,000

Earnings per share (basic)                              .23                 .43
Return on average assets                                .40%                .84%
Return on average equity                               7.91%              14.30%

                         First Litchfield Financial Corp

                      Selected Consolidated Financial Data
                                   (Unaudited)

                                    (Cont'd)


Period end balance sheet data:                          For the Nine Months
                                                        Ended September 30,
                                                     2006               2005
                                                     ----               ----
Operating results:
Net interest income                             $ 9,639,000         $10,637,000
Securities losses, net                               18,000              44,000
Total noninterest income                          2,108,000           1,967,000
Loan loss provision                                 315,000             311,000
Total noninterest expense                         9,611,000           8,356,000
Income before tax                                 1,821,000           3,938,000
Income tax expense                                  222,000           1,066,000
Net income                                        1,599,000
                                                                      2,872,000

Earnings per share (basic)                                                  .74
                                                                           1.35
Return on average assets                                .44%                .88%
Return on average equity                               8.38%              15.11%

Statements contained in this news release contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on the beliefs and expectations of management as well as the assumption made using information currently available to management. Since these statements reflect the views of management concerning future events, these statements involve risks, uncertainties and assumptions, including, among others: changes in market interest rates and general and regional economic conditions; changes in government regulations; changes in accounting principles; and the quality or composition of the loan and investment portfolios and other factors that may be described in the Company's quarterly reports on Form 10-Q and its annual report on Form 10-K, each filed with the Securities and Exchange Commission, which are available at the Securities and Exchange Commission's internet website (www.sec.gov) and to which reference is hereby made. Therefore, actual future results may differ significantly from results discussed in the forward-looking statements.


Contact Person:  Carroll A. Pereira, CFO
                 (860) 567-2674


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